Press Release

Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP REPORTS FIRST QUARTER RESULTS

Tulsa, Oklahoma, May 6, 2009: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported results for the first quarter ended March 31, 2009. The net loss for the 2009 first quarter was $8.9 million, or $0.42 loss per diluted share, compared to a net loss of $297.9 million, or $14.07 loss per diluted share, for the comparable 2008 quarter. The net loss for the first quarter of 2009 included income of $0.14 per diluted share related to an increase in fair value of derivatives, as compared to a loss of $0.78 per diluted share in last year’s first quarter related to a decrease in fair value of derivatives. In addition, the first quarter loss for 2008 included non-cash charges of $12.52 per diluted share related to the impairment of goodwill and long-lived assets.

The non-GAAP net loss for the 2009 first quarter was $11.8 million, or $0.55 loss per diluted share, compared to a net loss of $16.2 million, or $0.77 loss per diluted share for the 2008 first quarter. Non-GAAP net loss excludes the (increase) decrease in fair value of derivatives and the non-cash charges related to the impairment of goodwill and long-lived assets, net of related tax impact. A reconciliation of non-GAAP to GAAP results is included in Table 3.

“Although the Company incurred a loss during this seasonally weak quarter, we are pleased to be ahead of plan. We are also pleased that the Company’s overall performance came in ahead of last year, particularly in light of the much weaker economic environment during the first quarter of 2009,” said Scott L. Thompson, President and Chief Executive Officer.

For the quarter ended March 31, 2009, the Company’s total revenue was $362.4 million, as compared to $396.5 million for the comparable 2008 period. Rental revenue for the quarter was $345.3 million, a decrease of 8.6 percent, as compared to the same period in 2008. The decline in rental revenue was driven by a 12.2 percent decrease in rental days, partially offset by a 4.1 percent improvement in revenue per day. The first quarter average fleet was down approximately 10 percent compared to last year’s first quarter.

First quarter rental revenue comparisons were negatively impacted because the Easter holiday fell in the second quarter of 2009 versus the first quarter of 2008, and because February 2009 had one less transaction day than February 2008 due to leap year. Compared to the fourth quarter of 2008, first quarter 2009 rental revenue increased 2.5 percent, with revenue per day increasing 10.5 percent, partially offset by a 7.2 percent decline in rental days.

Per vehicle depreciation costs in the first quarter of 2009 decreased approximately 3.5 percent compared to the fourth quarter of 2008, although the cost per unit was approximately 7 percent higher compared to the first quarter of 2008, primarily due to the lower residual values resulting from challenging conditions in the used vehicle market. Vehicle utilization, a measure of fleet efficiency, was 82.1 percent, down 1.0 percentage point from last year’s first quarter. Direct vehicle and operating costs were lower in the first quarter of 2009 driven by lower transactions coupled with lower costs per transaction.

Liquidity and Capital Resources

As of March 31, 2009, the Company had $193 million of cash and cash equivalents. Under the terms of the recent amendment to the Senior Secured Credit Facilities, the Company is required to maintain a minimum cash balance of $100 million at all times, with $60 million of the minimum cash balance pledged as security for the repayment of those facilities. As of March 31, 2009 the Company also had $574 million of restricted cash and investments primarily available for the purchase of vehicles and / or repayment of vehicle financing obligations.

During the quarter, the Company repaid in full both the Conduit and Liquidity vehicle financing facilities, reducing its vehicle-related debt and restricted cash by $490 million. Additionally, in conjunction with the amendment of the Senior Secured Credit Facilities, the Company prepaid $20 million of its Term Loan during the first quarter of 2009. The Company’s next scheduled debt maturity under its medium term note program will occur in the first quarter of 2010 when $400 million of outstanding notes begin amortizing over a six-month period.

The Company’s exposure to Chrysler LLC, its primary supplier, has been further reduced since March 31, 2009. At April 30, 2009, the Company had approximately $11 million of trade receivables due from Chrysler, and estimated exposure of $28 million related to residual value guarantees provided by Chrysler, primarily related to program vehicles scheduled to be returned in the second half of 2009, as well as a limited number of vehicles that have been returned to auction but not yet sold.

The Company is in full compliance with all of the financial covenants under its various financing arrangements with lenders. Adjusted tangible net worth for purposes of these covenants was $207.9 million at March 31, 2009. At that date, reported tangible net worth was $178.9 million or $8.24 per outstanding share.

Outlook

The Company expects 2009 will continue to be a difficult operating environment as uncertainty surrounding the U.S. economic recovery will continue to weigh on consumer confidence. The Company expects vehicle rental revenues to be down 6 to 12 percent for the full year of 2009 compared to 2008. In spite of recent improvements in used vehicle market conditions, the Company expects fleet costs to remain challenging on a year-over-year basis as uncertainty surrounding the U.S. automotive industry, including uncertainty associated with the pending bankruptcy proceeding involving Chrysler, and the potential impact that may have on residual values.

“While improvements in rate per day during the first quarter and recent improvements in used vehicle market conditions are positives for the industry, we remain cautious in our outlook for 2009. We continue to maintain maximum flexibility in our operating and fleet plans in order to adapt to changing market conditions. Our ongoing focus will continue to be in the areas of revenue enhancement and cost control in order to meet our primary objectives of enhancing liquidity and maximizing operating cash flow,” said Thompson.

Web cast and conference call information

The Dollar Thrifty Automotive Group, Inc. first quarter 2009 earnings conference call will be held on Wednesday, May 6, 2009, at 10:00 a.m. (CDT). Those interested in listening to the conference call live may access the call via Web cast at the corporate Web site, www.dtag.com, or by dialing 888-946-7608 (domestic) or 630-395-0278 (international) using the pass code “Dollar Thrifty.” An audio replay of the conference call will be available through May 20, 2009, by calling 800-879-5513 (domestic) or 402-220-4734 (international). The replay will also be available via the corporate Web site for one year.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in over 70 countries. Dollar and Thrifty have over 700 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 6,800 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them. Forward-looking statements should be considered in light of information in this press release and other filings with the Securities and Exchange Commission (the “SEC”). Risks and uncertainties that could materially affect future results include:

•

the impact of persistent pricing and demand pressures, particularly in light of the continuing volatility in the global financial markets, constrained credit markets and concerns about global economic prospects, which have continued to depress consumer confidence and spending levels and could affect the ability of our customers to meet their payment obligations to us;

•

the impact on us, the U.S. automotive industry and prospects for the economy as a whole of the pending bankruptcy proceeding of Chrysler, our principal supplier, including whether Chrysler will consummate a plan of reorganization or be forced to liquidate; the impact of the proceeding and any plan of reorganization on the timing and amount of payments Chrysler may make to us under residual value guarantees it provides to us and whether Chrysler will continue to provide those guarantees; the impact of the proceeding on residual values of Chrysler vehicles (including particularly any discontinued brands), which could adversely affect our recoveries in the used car market; and whether our plans to mitigate the impact of Chrysler’s bankruptcy on our business and prospects are successful;

•	the impact on the U.S. automotive industry and prospects for the economy as a whole of the potential bankruptcy or significant restructuring of GM;

•

the impact of further federal initiatives to stabilize and revitalize the U.S. automotive industry, including the potential adverse impact on residual values of vehicles in our fleet of any federal incentive program that promotes the replacement of high fuel consumption vehicles with more fuel efficient vehicles;

•	the impact of pricing and other actions by competitors, particularly if demand deteriorates further;
•	airline travel patterns, including further disruptions or reductions in air travel resulting from airline bankruptcies, industry consolidation, capacity reductions and pricing actions;
•

the cost and other terms of acquiring and disposing of automobiles and the impact of current adverse conditions in the used car market on our ability to reduce our fleet capacity as and when projected by our plans;

•

our ability to manage our fleet mix to match demand and reduce vehicle depreciation costs, particularly as we increase the level of Non-Program Vehicles (those without a guaranteed residual value) and our exposure to the used car market;

•	the impact of our strategy to increase holding periods for vehicles in our fleet, including potential adverse customer perceptions of the quality of our fleet and increased servicing costs;
•	volatility in gasoline prices;
•

our ability to obtain cost-effective financing as needed without unduly restricting operational flexibility, particularly if global economic conditions deteriorate further, and our ability to comply with financial covenants or to obtain necessary amendments or waivers, and the impact of the terms of those amendments, such as potential reductions in lender commitments;

•

our ability to manage the consequences under our financing agreements of a default by any of the Monolines that provide credit support for our asset backed financing structures, such as Financial Guaranty Insurance Company and Syncora Guarantee, which guarantee an aggregate of approximately $900 million of our debt;

•

whether counterparties under our derivative instruments will continue to perform as required; whether ongoing governmental and regulatory initiatives in the United States and elsewhere to stabilize the financial markets will be successful;

•	the effectiveness of other actions we take to manage costs and liquidity and whether further reductions in the scope of our operations will be necessary;
•	disruptions in information and communication systems we rely on, including those relating to methods of payment;
•	access to reservation distribution channels;
•	the cost of regulatory compliance and the outcome of pending litigation;
•	local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed; and
•	the impact of natural catastrophes and terrorism.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Tables 3 and 4 to this release.

Contacts:

Financial:	H. Clifford Buster III	Media: Chris Payne
Chief Financial Officer	Senior Manager
(918) 669-3277	Corporate Communications
(918) 669-2236
chris.payne@dtag.com

Table 1

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	March 31,		Total revenues
	2009	2008	2009	2008

Revenues:
Vehicle rentals	$345,313	$377,971	95.3%	95.3%
Other	17,109	18,535	4.7%	4.7%

Total revenues	362,422	396,506	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	185,016	215,363	51.0%	54.3%
Vehicle depreciation and lease charges, net	119,984	122,662	33.1%	30.9%
Selling, general and administrative	46,887	53,672	12.9%	13.5%
Interest expense, net	26,154	22,137	7.3%	5.7%
Goodwill and long-lived asset impairment	261	350,144	0.1%	88.3%

Total costs and expenses	378,302	763,978	104.4%	192.7%

(Increase) decrease in fair value of derivatives	(5,045)	28,147	(1.4%)	7.1%

Loss before income taxes	(10,835)	(395,619)	(3.0%)	(99.8%)

Income tax benefit	(1,895)	(97,677)	(0.5%)	(24.7%)

Net loss	$(8,940)	$(297,942)	(2.5%)	(75.1%)

Loss per share: (a)
Basic	$(0.42)	$(14.07)
Diluted	$(0.42)	$(14.07)

Weighted average number
of shares outstanding: (a)
Basic	21,483,042	21,174,980
Diluted	21,483,042	21,174,980

(a) Because the Company incurred a loss from continuing operations in the first quarter of 2009 and 2008, outstanding stock options, performance awards and employee and director compensation shares deferred are anti-dilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended
	March 31, 2009

OPERATING DATA:
Vehicle Rental Data:

Average number of vehicles operated	99,875
% change from prior year	(10.2%	)
Number of rental days	7,382,178
% change from prior year	(12.2%	)
Vehicle utilization	82.1%
Percentage points change from prior year	(1.0) p.p.
Average revenue per day	$46.78
% change from prior year	4.1%
Monthly average revenue per vehicle	$1,152
% change from prior year	1.7%

Average depreciable fleet	101,933
% change from prior year	(8.8%	)
Monthly average depreciation (net) per vehicle	$392
% change from prior year	7.1%

FINANCIAL DATA: (in millions) (unaudited)

Non-vehicle depreciation and amortization	$7
Non-vehicle interest expense	5
Non-vehicle interest income	(1)
Non-vehicle capital expenditures (excludes acquisitions)	2
Franchise acquisitions	-
Cash paid for (refund of) income taxes	5

Table 2 (continued)

Selected Balance Sheet Data
(In millions)

	March 31,		December 31,
	2009	2008	2008
	(Unaudited)

Cash and cash equivalents (b)	$193	$136	$230
Restricted cash and investments	574	267	597
Revenue-earning vehicles, net	1,486	2,598	1,946

Vehicle debt	1,693	2,342	2,310
Non-vehicle debt (corporate debt)	158	248	178
Stockholders' equity	207	269	215

Adjusted Tangible Net Worth Calculation
(In millions)

	March 31,		December 31,
	2009	2008	2008
	(Unaudited)

Stockholders' equity	$207	$269	$215
Less: Intangible assets, net	(28)	(35)	(30)
Plus: Accumulated other comprehensive loss	29	14	29
Adjusted tangible net worth	$208	$248	$214

  (b) Under the terms of the recent amendment to the Senior Secured Credit Facilities, the Company is required to maintain a miniumum cash balance of $100 million at all times, such minimum balance is included in cash and cash equivalents herein.

Table 3

Dollar Thrifty Automotive Group, Inc.

Non-GAAP Measures

Non-GAAP pretax income (loss), Non-GAAP net income (loss) and Non-GAAP EPS exclude the impact of the (increase) decrease in fair value of derivatives and the impact of goodwill and long-lived asset impairments, net of related tax impact (as applicable), from the reported GAAP measure. Due to volatility resulting from the mark-to-market treatment of the derivatives and the nature of the non-cash impairments, the Company believes non-GAAP measures provide an important assessment of year over year operating results. See table below for a reconciliation of non-GAAP to GAAP results.

The following table reconciles reported GAAP pretax loss per the income statement to non-GAAP pretax loss:

	Three months ended
	March 31,
	2009	2008
	(in thousands)

Loss before income taxes - as reported	$(10,835)	$(395,619)

(Increase) decrease in fair value of derivatives	(5,045)	28,147

Goodwill and long-lived asset impairment	261	350,144

Pretax loss - non-GAAP	$(15,619)	$(17,328)

The following table reconciles reported GAAP net loss per the income statement to non-GAAP net loss:

	Three months ended
	March 31,
	2009	2008
	(in thousands)

Net loss - as reported	$(8,940)	$(297,942)

(Increase) decrease in fair value of derivatives, net of tax	(2,967)	16,542

Goodwill and long-lived asset impairment, net of tax	114	265,183

Net loss - non-GAAP	$(11,793)	$(16,217)

The following table reconciles reported GAAP diluted earnings (loss) per share ("EPS") to non-GAAP diluted EPS:

	Three months ended
	March 31,
	2009	2008

EPS, diluted - as reported	$(0.42)	$(14.07)

EPS impact of (increase) decrease in fair value of derivatives, net of tax	(0.14)	0.78

EPS impact of goodwill and long-lived asset impairment, net of tax	0.01	12.52

EPS, diluted - non-GAAP	$(0.55)	$(0.77)

Table 4

Dollar Thrifty Automotive Group, Inc.

Non-GAAP Measures

Corporate Adjusted EBITDA means earnings, excluding the impact of the (increase) decrease in fair value of derivatives, before non-vehicle interest expense, income taxes, non-vehicle depreciation, amortization, and certain other items specified in the Company's Senior Secured Credit Facility. The Company believes Corporate Adjusted EBITDA is important as it is utilized in the calculation of financial covenants in the Company's credit agreement and provides investors with a supplemental measure of the Company's liquidity by adjusting earnings to exclude non-cash items consistent with the requirements in the Company's financial covenants. The Company has revised its calculation of Corporate Adjusted EBITDA for all periods presented to be consistent with the Company's credit agreement. EBITDA is not defined under GAAP and should not be considered as an alternative measure of the Company's net income, operating performance, cash flow or liquidity. Corporate Adjusted EBITDA amounts presented may not be comparable to similar measures disclosed by other companies.

	Three months ended
	March 31,
	2009	2008
	(in thousands)

Reconciliation of Net Loss to
Corporate Adjusted EBITDA

Net loss - as reported	$(8,940)	$(297,942)

(Increase) decrease in fair value of derivatives	(5,045)	28,147
Non-vehicle interest expense	4,754	4,590
Income tax benefit	(1,895)	(97,677)
Non-vehicle depreciation	5,340	5,242
Amortization	1,998	1,642
Non-cash stock incentives	1,118	868
Goodwill and long-lived asset impairment	261	350,144
Other	-	45

Corporate Adjusted EBITDA	$(2,409)	$(4,941)

Reconciliation of Corporate Adjusted EBITDA
to Cash Flows From Operating Activities

Corporate Adjusted EBITDA	$(2,409)	$(4,941)

Vehicle depreciation, net of gains/losses from disposal	119,811	122,281
Non-vehicle interest expense	(4,754)	(4,590)
Change in assets and liabilities, net of acquisitions, and other	129,050	43,268
Net cash provided by operating activities	$241,698	$156,018
Memo:
Net cash provided by (used in) investing activities	$262,826	$(53,880)
Net cash used in financing activities	$(641,159)	$(66,807)